HEMLOCK FEDERAL FINANCIAL CORPORATION
5700 West 159th Street, Oak Forest, Illinois 60452

RELEASE: IMMEDIATELY

CONTACT:	Maureen G. Partynski or Michael R. Stevens
(708) 687-9400

HEMLOCK FEDERAL FINANCIAL CORPORATION
ANNOUNCES MOVE TO NASDAQ SMALLCAP MARKET

      OAK FOREST, IL, MAY 3, 2001, - Hemlock Federal Financial Corporation, (NASDAQ-HMLK), the holding company for Hemlock Federal Bank for Savings, today announced that effective tomorrow, the Company's common stock will move from the Nasdaq National Market and begin trading on The Nasdaq SmallCap Market. The listing requirements of the Nasdaq National Market requires a minimum of 400 round lot shareholders (100 shares), public float in excess of 750,000 shares, along with other requirements such as minimum stock price, market capitalization and market makers. Due to the Company's active share repurchase program, the Company has approximately 505 shareholders, although only 362 are considered round lot shareholders, and public float of 645,663 shares. The Nasdaq SmallCap Market requires 300 round lot shareholders and a public float in excess of 500,000 shares, along with other minimum requirements which the Company meets. The Company's trading symbol and all corporate governance requirements remain the same in so far as distribution of annual reports, annual shareholders meeting, solicitation of proxies, quorum requirements and audit committee requirements.

      Hemlock Federal Financial Corporation is the holding company for Hemlock Federal Bank for Savings. Its common stock is traded on The Nasdaq Stock Market under the symbol "HMLK."